Exhibit No. 11.   Statement re:  Computation of Per Share Earnings for the three and nine months ended September 30, 1999, and 1998, (in thousands except per share data).


                                           Three Months Ended  Nine Months Ended
                                              September 30,      September 30,
                                             ---------------    --------------
                                              1999     1998      1999     1998
                                             ------   ------    ------   ------

     Net income                              $  950   $  460    $2,656   $  833
                                             ======   ======    ======   ======

Basic weighted average shares outstanding     3,342    3,606     3,328    3,682

Common stock equivalents due to dilutive
   effect of stock options                      117      136       102      163
                                             ------   ------    ------   ------

Diluted weighted average common
   shares outstanding                         3,459    3,742     3,430    3,845
                                             ======   ======    ======   ======


Basic earnings per share                     $  .28   $  .13    $  .80   $  .23
                                             ======   ======    ======   ======

Diluted earnings per share                   $  .27   $  .12    $  .77   $  .22
                                             ======   ======    ======   ======



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